Exhibit 99.2

News Release

Nextel Communications, Inc. 2001 Edmund Halley Drive Reston, VA 20191 703 433-4000

Contacts:
Investors: Paul Blalock (703) 433-4300
Media: Elizabeth Brooks (703) 433-4263

Nextel Communications’ Comment on
NII Holdings’ Announcement of Restructuring Terms

RESTON, Va. - May 24, 2002 — The following statement is attributable to Tim Donahue, president and CEO of Nextel Communications, Inc.

“Nextel Communications is pleased that NII Holdings has reached a positive agreement in principle with its key stakeholders. This agreement will allow high value wireless customers to continue to enjoy the Nextel value proposition in key Latin American markets and allow NII Holdings to grow beyond today’s market-related challenges as a stand-alone company. Nextel Communication’s financial contribution of up to $65 million will result in an equity ownership position in NII Holdings of up to 45 percent and result in a deconsolidation of NII Holdings from Nextel Communications.

“In addition, Nextel will provide $50 million to NII Holdings for the expansion of a U.S.-Mexico cross border spectrum sharing arrangement. This arrangement will allow Nextel to further reduce our domestic capital expenditures and generate greater capital efficiencies.”

About Nextel
Nextel Communications, based in Reston, Va., is a leading provider of fully integrated wireless communications services and has built the largest guaranteed all-digital wireless network in the country covering thousands of communities across the United States. Nextel and Nextel Partners, Inc., currently serve 197 of the top 200 U.S. markets. Through recent market launches, Nextel and Nextel Partners service is available today in areas of the U.S. where approximately 230 million people live or work.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995. A number of the matters and subject areas discussed in this press release that are not historical or current facts deal with potential future circumstances and developments. The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally, and also may materially differ from Nextel and NII Holdings’ actual future experience involving any one or more of such matters and subject areas. Such risks and uncertainties include the NII Holding’s ability to reach a definitive agreement with creditors and implement a plan of reorganization on a timely basis, economic conditions in our targeted markets, performance of our technologies, timely development and delivery of new technologies, competitive conditions, market acceptance of our services, access to sufficient capital to meet operating and financing needs and those that are described from time to time in Nextel’s and NII Holdings’ reports filed with the SEC, including Nextel and NII Holdings’ annual reports on Form 10-K for the year ended December 31, 2001 and subsequent quarterly reports. This press release speaks only as of its date, and Nextel disclaims any duty to update the information herein.